EXHIBIT 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Fourteenth Consecutive Profitable Quarter

     MINNEAPOLIS –July 28, 2005 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage insured workers’ compensation programs and self-insured absence programs, today reported net income of $1.3 million for the second quarter ended June 30, 2005 or $0.24 per basic and $0.23 per diluted share. Net income for the six months ended June 30, 2005 was $2.4 million, or $0.44 per basic and $0.42 per diluted share. In 2004, comparable net income for the second quarter was $943,000, or $0.18 per basic and $0.17 per diluted share and was $1.9 million, or $0.36 per basic and $0.34 per diluted share for the first sixth months.
     The table below sets forth the key components of the Company’s net operating income and net income. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding: (i) net realized investment gains; (ii) net favorable development in estimates for unpaid claim and claim settlement expenses from previously reported periods; and (iii) bonus expense which is accrued only after achieving certain income thresholds. The reconciliation of non-GAAP net operating income to net income for the three and six months ended June 30, 2005 and 2004 is as follows (in 000’s, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net operating income	$1,143	$613	$2,295	1,272
Net realized investment gains	445	58	580	707
Net favorable development	500	850	1,000	1,050
Bonus expense	(82)	(150)	(305)	(250)

Income before income taxes	2,006	1,371	3,570	2,779
Income tax expense	685	428	1,200	906

Net income	$1,321	$943	$2,370	$1,873

Net income per share:
Basic	$0.24	$0.18	$0.44	$0.36

Diluted	$0.23	$0.17	$0.42	$0.34

     Jeffrey B. Murphy, President and CEO of RTW, said, “I am very pleased to report our fourteenth consecutive quarter of profitability. We continue to underwrite for profit in insurance and grow our service business. Our operating results reflect our commitment to growing the value of the Company. Net operating income improved substantially, reflecting growth in our core operations to $1.1 million in the second quarter of 2005 from $613,000 for the same period in 2004 and improved to $2.3 million for the first six months of 2005 from $1.3 million for the first half of 2004. We continued to manage open claims effectively, further reducing our liability for claim and claim settlement expenses during the quarter. I continue to be pleased with our progress.
•	Premiums in force decreased to $58.5 million at June 30, 2005 from $62.7 million at December 31, 2004 as we conceded volume to maintain adequate rate during the quarter. We continue to focus on profitable insurance business, underwriting at the right price and non-renewing or passing on business that does not meet our underwriting requirements;

•	Gross premiums earned decreased to $15.0 million in the second quarter of 2005 from $15.4 million for the same period in the prior year, but increased slightly to $30.7 million for the six months ended June 30, 2005 from $30.3 million for the same period in 2004;

•	Premiums earned decreased to $12.4 million in the second quarter of 2005 from $13.2 million for the same period in 2004 and to $25.4 million for the six months ended June 30, 2005 from $25.8 million for the same period in the prior year. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2005 as rates increased for our excess of loss reinsurance coverage;

•	Service revenue from our AbsentiaSM division grew to $940,000 in the second quarter of 2005 from $73,000 in the second quarter 2004 and to $1.5 million for the six months ended June 30, 2005 from $140,000 for the same period in 2004. This growth reflects our focus on growing our service business;

•	Total revenue increased to $14.9 million in the second quarter of 2005 compared to $14.3 million in the same period last year and increased to $29.7 million for the six months ended June 30, 2005 from $28.5 million in the same period last year. Total revenue includes investment income of $1.1 million and realized investment gains totaling $445,000 for the second quarter of 2005 compared to investment income of $968,000 and realized investment gains totaling $58,000 for the same period in 2004. For the six months ending June 30, 2005, total revenue included investment income of $2.2 million and realized investment gains totaling $580,000 compared to investment income of $1.9 million and realized investment gains of $707,000 for the same period in 2004. We took advantage of market conditions through the first six months of both 2005 and 2004 to realize capital gains and reposition our portfolio in anticipation of interest rate increases;

•	We again benefited from improving our claim management capabilities and closing old claims, realizing a $500,000 pre-tax decrease in claim and claim settlement expenses in both the first and second quarters of 2005 compared to $200,000 and $850,000 in the first and second quarters of 2004, respectively. This result reflects our commitment to continue to improve outcomes for open claims from prior accident years; and

•	General and administrative expenses include bonus expense of $223,000 and $82,000 in the first and second quarters of 2005, respectively compared to $100,000 and $150,000 for the same periods in 2004, respectively.”
     Mr. Murphy added: “We continued to strategically position RTW for the variations that occur in the insurance cycle by leveraging our core competencies in building a service business. The service business gives us the ability to rely on non-insurance revenue for growth as rates decrease and enable us to focus on writing profitable insurance business.
     We are experiencing increasing rate competition in all our markets today continuing a trend that began in 2004. We have diversified our service offerings, leveraging our proven competencies, ID15® and The RTW Solution®. Today, we deliver workers’ compensation and disability management services to self-insured employers, state assigned risk plans, governmental entities, insurance companies, agents and other customers. We have grown our service business to over $5.8 million in annualized service revenue. We have expanded our customer base and extended our reach geographically in the United States. We expect continued growth in service revenue as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide workers’ compensation insurance.”
     RTW, Inc., based in Minneapolis, Minnesota, provides disability management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiary, American Compensation Insurance Company (ACIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The Company has developed two proprietary systems to manage disability: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The Company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC offers workers’ compensation insurance to employers in Minnesota, Colorado and Michigan. RTW, together with its AbsentiaSM division, have expanded non-insurance products and service offerings nationally. Our customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.
     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
     Comment on Regulation G: This press release includes certain non-GAAP financial measures. We reconcile these measures to the most comparable GAAP figures in accordance with Regulation G in the narrative portion of this press release while the comparable GAAP figures are presented in the Consolidated Statements of Income included in this press release.
     We present our results in the way we believe will be most meaningful and useful, as well as most transparent, to the investing public and others who use our financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP disclosure of net income, we present the components we believe most accurately delineate the recurring and non-recurring components of our net income.
     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and disability management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our ID15 and The RTW Solution proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets. Certain amounts have been reclassified within EXPENSES for the six months ended June 30, 2005. Total expenses, net income and income per share amounts were unchanged.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
REVENUES:

Gross premiums earned	$15,002	$15,376	$30,732	$30,338
Premiums ceded:
Premiums ceded excess of loss treaties	(2,612)	(2,208)	(5,362)	(4,528)

Premiums earned	12,390	13,168	25,370	25,810
Investment income	1,147	968	2,246	1,850
Net realized investment gains	445	58	580	707
Service revenue	940	73	1,535	140

Total revenues	14,922	14,267	29,731	28,507

EXPENSES:

Claim and claim settlement expenses	8,518	9,005	17,418	18,235
Policy acquisition costs	1,542	1,959	2,967	3,369
General and administrative expenses	2,856	1,932	5,776	4,124

Total expenses	12,916	12,896	26,161	25,728

Income before income taxes	2,006	1,371	3,570	2,779
Income tax expense	685	428	1,200	906

Net income	$1,321	$943	$2,370	$1,873

Net income per share:
Basic	$0.24	$0.18	$0.44	$0.36

Diluted	$0.23	$0.17	$0.42	$0.34

Weighted average shares outstanding:
Basic	5,397,000	5,236,000	5,372,000	5,182,000

Diluted	5,655,000	5,472,000	5,641,000	5,441,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

Available-for-sale investments, at market value	$96,854	$86,954
Cash and cash equivalents	33,996	39,379
Premiums receivable	3,366	3,792
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	75,717	77,722
On paid claim and claim settlement expenses	493	1,401
Other assets	11,625	11,259

Total assets	$222,051	$220,507

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$155,311	$156,123
Unearned premiums	9,753	10,497
Accrued expenses and other liabilities	9,085	8,356

Total liabilities	174,149	174,976
Shareholders’ equity	47,902	45,531

Total liabilities and shareholders’ equity	$222,051	$220,507